NONSTATUTORY

STOCK OPTION AGREEMENT

            This Nonstatutory Stock Option Agreement (the “Agreement”), made as of this 31st  day of December, 2004 (the “Grant Date”), by and between M-Wave, Inc. (the “Company”) and Gordhan Patel (the “Optionee”) evidences the grant, by the Company, of a Nonstatutory Stock Option (the “Option”) to the Optionee on the Grant Date.  The Company and the Optionee agree as follows:

1.         Shares Optioned and Option Price.  The Optionee shall have an Option to purchase 104,167 shares of the Company’s common stock, par value $.005 per share (the “Common Stock”), at an exercise price of $1.35 per share, subject to the terms and conditions of this Agreement.  This Option evidences the grant of Options provided to Optionee pursuant to Section 13(b) of the Amended and Restated Strategic Operating Alliance, dated as of the Grant Date, among the Company, Optionee and American Standard Circuits, Inc.

2.         Option Status.  The Option is intended to be a nonstatutory option and shall not be deemed to meet the requirements of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

3.         Vesting of Option.  Subject to the conditions and limitations of this Agreement, the Option is vested in full as of the Grant Date and shall become exercisable in full upon the Company’s filing with the U.S. Securities and Exchange Commission of a registration statement, on Form S-8 or otherwise, covering the shares of Common Stock issuable upon exercise of this Option.

4.         Exercise Period.  Subject to the conditions and limitations of this Agreement, the Option may be exercised, from time to time, with respect to all or any number of the then vested, unexercised shares of Common Stock remaining subject to the Option during the period beginning on the Grant Date and ending on the last day of the four-year period beginning on the Grant Date.  The Option may not be exercised to any extent and shall terminate after the end of such four-year period.

5.         Exercise of Option.  During the period that the Option is exercisable, it may be exercised in full or in part by (a) the Optionee; or (b) in the event of the Optionee’s death, by the person or persons to whom the Option was transferred by will or the laws of descent and distribution, by delivering or mailing written notice of the exercise to the Company, attn: President, along with full payment of the exercise price.  Payment of the exercise price shall be made in cash (including personal check).  The written notice shall be signed by each person entitled to exercise the Option and shall specify the address and social security number of each such person.  If any person other than the Optionee purports to be entitled to exercise all or any portion of the Option, the written notice shall be accompanied by proof, satisfactory to the Company, of that entitlement.  The written notice will be effective and the Option shall be deemed exercised to the extent specified in the notice on the date that the written notice (together with required accompaniments) is received by the Company.

6.         Transfer of Shares on Exercise.  As soon as practicable after receipt of an effective written notice of exercise, full payment of the purchase price, the Company shall, subject to the conditions and limitations of this Agreement, cause ownership of the appropriate number of shares of the Common Stock to be transferred to the person or persons exercising the Option by having a certificate or certificates for those shares registered in the name of such person or persons and shall have each certificate delivered to the appropriate person.

7.         Tax Withholding.  The Company shall require payment of any tax required by law to be withheld by the Company with respect to exercise of the Option prior to transfer of the shares.  To the extent permitted by the Company, the amount required to be withheld may be paid by surrender of shares of Common Stock or by the Company’s retention of shares of Common Stock otherwise deliverable on exercise, valued in each case at their Fair Market Value on the date of exercise. For purposes of this Agreement, the “Fair Market Value” of a share of Common Stock means, as of any date: (a) if listed on a national securities exchange or authorized for quotation on the National Association of Securities Dealers Inc.’s NASDAQ National Market (“NASDAQ/NMS”), the regular session closing price of a share on such exchange or NASDAQ/NMS, as the case may be, or if no such reported sale of a share has occurred on that date, on the next preceding date on which there was such a reported sale; or (b) if not listed for trading on a national securities exchange and not authorized for quotation on NASDAQ/NMS, the average of the closing bid and asked prices as reported by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) Pink Sheets LLC, NASD Bulletin Board, or similar organization, or, if no such prices shall have been so reported for that date, on the next preceding date for which such prices were so reported; or (c) if not listed for trading on a national securities exchange and not authorized for quotation on NASDAQ/NMS or NASDAQ Pink Sheets LLC, NASD Bulletin Board, or similar organization, the fair market value of a share as determined in good faith by the Company.

8.         Restrictions on Transfers of Rights.  The rights of the Optionee under this Agreement may not be transferred except by will or the laws of descent and distribution and the rights under this Agreement may be exercised during the lifetime of the Optionee only by the Optionee.

9.         No Shareholder Rights before Exercise.  No person shall have any of the rights of a shareholder of the Company with respect to any Common Stock subject to the Option unless and until such shares are issued to that person on exercise of the Option.

10.       Entire Agreement.  This Agreement represents the entire agreement between the Company and the Optionee in connection with the Option.  To the extent contemplated in this Agreement, the provisions of this Agreement shall survive any exercise or lapse of the Option and shall remain in full force and effect.

11.       Adjustment.  The number of shares of Common Stock to which the Option relates and the Exercise Price shall be subject to appropriate adjustment (as reasonably determined by the Company) in the event of a stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, asset spin-off, reorganization or similar event, of or by the Company.

            IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Optionee have signed this Agreement as of the day and year first above written.

M-WAVE, INC.

By:
Its:

GORDHAN PATEL